Filed Pursuant to Rule 424(b)(5)

Registration No. 333- 222138

PROSPECTUS SUPPLEMENT

(To prospectus dated January 4, 2018)

6,349,208 Ordinary Shares

Vascular Biogenics Ltd.

We are offering 6,349,208 of our ordinary shares, par value NIS 0.01 per share, pursuant to this prospectus supplement and the accompanying prospectus and securities purchase agreement, at a price of $1.575 per share.

In a concurrent private placement, we are also selling, to the purchasers of the ordinary shares in this offering, warrants to purchase up to 6,349,208 of our ordinary shares, or the Warrants. Each Warrant will have an exercise price of $1.45 per share, will be immediately exercisable from the date of issuance and will expire on the 18 month anniversary of the date of issuance. The Warrants and ordinary shares issuable upon exercise of the Warrants are not registered under the Securities Act of 1933, as amended, or the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. We have agreed to register the resale of the ordinary shares underlying the Warrants with the Securities and Exchange Commission within 30 days of the date of the securities purchase agreement.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “VBLT”. The closing price of our ordinary shares on May 6, 2020 on the Nasdaq Global Market was $1.63 per share.

We have retained H.C. Wainwright & Co., LLC as exclusive placement agent, or the placement agent, in connection with this offering. The placement agent has agreed to use its reasonable best efforts to sell the ordinary shares offered by this prospectus supplement and the accompanying prospectus. The placement agent is not purchasing or selling any shares offered by this prospectus supplement and the accompanying base prospectus. See “Plan of Distribution” beginning on page S-23 of this prospectus supplement for more information regarding these arrangements.

As of May 6, 2020, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, was $57,994,490.46, which was calculated based on 35,579,442 ordinary shares held by non-affiliates and on a price per share of $1.63, the last reported sale price of our ordinary shares on the Nasdaq Global Market on May 6, 2020. During the 12-calendar month period that ends on, and includes, the date of this prospectus supplement, we have sold securities with an aggregate market value of $707,071.57 pursuant to General Instruction I.B.5. of Form F-3 (excluding the value of the ordinary shares sold in this offering).

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Offering price	$1.5750	$10,000,002.60
Placement agent’s fees	$0.1103	$700,00.18
Proceeds to us, before expenses	$1.4647	$9,300,002.42

(1) We have agreed to pay the placement agent an aggregate cash placement fee equal to 7.0% of the gross proceeds in this offering. We have also agreed to reimburse the placement agent for certain expenses incurred in connection with this offering. For additional information on the placement agent’s compensation, see “Plan of Distribution” beginning on page S-23 of this prospectus supplement.

Delivery of the ordinary shares to investors is expected to occur on or about May 11, 2020, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus supplement is May 7, 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-222138), that we filed with the Securities and Exchange Commission, or the SEC, on December 18, 2017, as amended on January 2, 2018, and that was declared effective on January 4, 2018.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the ordinary shares and other securities we may offer from time to time under our shelf registration statement, some of which does not apply to the securities offered by this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized and the placement agent has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell the securities covered by this prospectus supplement in any jurisdiction where the offer or sale is not permitted.

The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus, or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

All references in this prospectus supplement or the accompanying prospectus to “Vascular Biogenics,” “VBL Therapeutics,” “VBL,” the “Company,” “we,” “us,” or “our” mean Vascular Biogenics Ltd., unless we state otherwise or the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary discusses the key aspects of the offering and highlights certain information appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference herein. However, as this is a summary, it does not contain all of the information you should consider before deciding to invest in our ordinary shares. You are encouraged to carefully read this entire prospectus supplement, and the accompanying prospectus, including the information provided under the heading “Risk Factors” in this prospectus supplement and in our Annual Report as well as in the other documents we file with the SEC, as well as our financial statements and the related notes thereto and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class treatments for areas of unmet need in cancer and immune/inflammatory indications. We have developed three platform technologies: a gene-therapy based technology for targeting newly formed blood vessels with focus on cancer, an antibody-based technology targeting MOSPD2 for immuno-oncology and anti-inflammatory applications, and the Lecinoxoids, a family of small-molecules for chronic immune-related indications.

Our main program in oncology is based on our proprietary Vascular Targeting System, or VTS, platform technology, which we believe will allow us to develop product candidates for multiple oncology indications. The VTS technology utilizes genetically targeted therapy to destroy newly formed, or angiogenic, blood vessels. By utilizing a viral vector as a delivery mechanism, the VTS platform can also lead to induction or enhancement of a localized anti-tumor immune response, thereby turning immunologically ‘cold’ tumors ‘hot’.

Our lead product candidate, VB-111 (ofranergene obadenovec), is a gene-based biologic that we are developing for solid tumor indications, and which we have advanced to programs for ovarian cancer, recurrent glioblastoma, or rGBM, an aggressive form of brain cancer, and thyroid cancer. We have obtained fast track designation for VB-111 in the United States for prolongation of survival in patients with glioblastoma that has recurred following treatment with standard chemotherapy and radiation. We have also received orphan drug designation for GBM in both the United States and Europe. VB-111 has also received an orphan designation for the treatment of ovarian cancer by the European Commission.

In March 2020, we announced an encouraging outcome of the planned interim analysis in the OVAL study, a double-blind controlled Phase 3 potential-registration study in patients with platinum-resistant ovarian cancer. The OVAL independent Data Safety Monitoring Committee (DSMC), reviewed un-blinded data and assessed CA-125 response, measured according to the GCIG criteria, in the first 60 enrolled subjects evaluable for CA-125 analysis. The DSMC confirmed that the study met the interim pre-specified efficacy criterion, of an absolute percentage advantage of 10% or higher CA-125 response rate for the VB-111 treatment arm, and recommended the study continuance. The overall CA-125 response rate in the first 60 randomized evaluable patients was 53%. Assuming a balanced randomization, the response rate in the treatment arm (VB-111 in addition to weekly paclitaxel) was 58% or higher. In patients who had post-dosing fever, which is a marker for VB-111 treatment, the response rate was 69%. The DSMC recommendation that the OVAL trial proceed is not assurance that the trial will meet its primary endpoint. The primary endpoint of the OVAL Phase 3 study is overall survival, which currently approved therapies for platinum-resistant ovarian cancer have thus far failed to demonstrate. A second interim analysis in the OVAL study is expected in the third quarter of 2020. Our study is being conducted in collaboration with the GOG Foundation, Inc., a leading organization for research excellence in the field of gynecologic malignancies.

Final results from our Phase 1/2 clinical trial of VB-111 for recurrent platinum-resistant ovarian cancer were reported in June 2019. Data demonstrated a median overall survival (OS) of 498 days in the VB-111 therapeutic-dose arm, versus 172.5 days in the low-dose arm (p=0.03). 58% of evaluable patients treated with the therapeutic dose of VB-111 had a GCIG CA-125 response. VB-111 activity signals were seen despite unfavorable prognostic characteristics (50% platinum refractory disease and 50% previous treatment with anti-angiogenics). There was a trend for favorable survival in patients who had CA-125 decrease >50% in the VB-111 therapeutic-dose arm (808 vs. 351 days; p=0.067) implicating CA-125 as a potentially valuable biomarker for response to VB-111. Post treatment fever was also associated with a signal for improved survival (808 vs. 479 days; p=0.27).

In a Phase 2 study for rGBM, patients who were primed with VB-111 monotherapy that was continued after progression with the addition of bevacizumab (Avastin®) showed significant survival (414 vs 223 days; HR 0.48; p=0.043) and progression free survival (PFS) advantage (90 vs 60 days; HR 0.36; p=0.032) compared to a cohort of patients that had limited exposure to VB-111 (Brenner et al., Neuro Oncol. 2019). Radiographic responders to VB-111 exhibited specific imaging characteristics related to its mechanism of action. Survival advantage was also seen in comparison to historic controls, with the percentage of patients living more than one year doubling from 24% to 57%.

Our Phase 3 GLOBE study in rGBM compared upfront concomitant administration of VB-111, without priming, and bevacizumab to bevacizumab monotherapy. The study, which enrolled a total of 256 patients in the US, Canada and Israel was conducted under a special protocol assessment, or SPA, agreement with the U.S. Food and Drug Administration, or FDA, with full endorsement by the Canadian Brain Tumor Consortium (CBTC). In this modified regimen, the treatment did not improve overall survival (OS) and PFS outcomes in rGBM. Study results (Cloughesy et al. Neuro Oncol. 2019 Dec 17) attribute the contradictory outcomes between the Phase 2 and Phase 3 trials as being related to the lack of VB-111 monotherapy priming in the GLOBE study, providing clinical, mechanistic and radiographic support for this hypothesis. Notably, GLOBE data show improved outcomes associated with a post VB-111 fever reaction, similar to outcomes from previous VB-111 studies, providing support that fever is a potential biomarker for better survival with VB-111, secondary to the drug’s immunologic mechanism of action. No new safety concerns associated with VB-111 have been identified in the study. We do not think that results of the GLOBE study will necessarily have implications on the prospects for VB-111 in other regimens or tumor types.

S-1

Based on the understanding that study regimen may be a key factor for VB-111 efficacy in rGBM, an IND application for an investigator-sponsored randomized controlled study of VB-111 in rGBM patients has gone into effect with the FDA. The new study, sponsored by Dana-Farber Cancer Institute in collaboration with a group of top neuro-oncology US medical centers, will investigate neo-adjuvant and adjuvant treatment with VB-111 in rGBM patients undergoing a second surgery.

In February 2020, we announced the launch of a phase 2 clinical trial of VB-111 in combination with nivolumab (Opdivo®), an immune checkpoint inhibitor, in the treatment of metastatic colorectal cancer. Under a Cooperative Research and Development Agreement (CRADA) between VBL and the National Cancer Institute (NCI), NCI will serve as the IND sponsor for this study. The IND application for the study has gone into effect with the FDA. This new study will investigate if priming with VB-111 can drive immune cells into the tumor and turn the colorectal tumor from immunologically ‘cold’ to ‘hot’. We believe the addition of nivolumab to VB-111 may further boost any anti-tumor immune response.

In February 2017, we reported full data from our exploratory Phase 2 study of VB-111 in recurrent, iodine-resistant differentiated thyroid cancer. The primary endpoint of the trial, defined as 6-month progression-free-survival (PFS-6) of 25%, was met with a dose response. Forty-seven percent of patients in the therapeutic-dose cohort reached PFS-6, versus 25% in the sub-therapeutic cohort, both groups meeting the primary endpoint. An overall survival benefit was seen, with a tail of more than 40% at 3.7 years for the therapeutic-dose cohort, similar to historical data for pazopanib (Votrient®), a tyrosine kinase inhibitor; however, most patients in the VB-111 study had tumors that previously had progressed on pazopanib or other kinase inhibitors.

As of December 31, 2019, we had studied VB-111 in over 300 patients and have observed it to be well-tolerated. In December 2015, we have been granted a US composition of matter patents that provides intellectual property protection for VB-111 in the US until October 2033 before any patent term extension.

We also have been conducting a program targeting anti-inflammatory diseases, based on the use of our Lecinoxoid platform technology. Lecinoxoids are a novel class of small molecules we developed that are structurally and functionally similar to naturally occurring molecules known to modulate inflammation. The lead product candidate from this program, VB-201, is a Phase 2-ready molecule that demonstrated activity in reducing vascular inflammation in a Phase 2 sub-study in psoriatic patients with cardiovascular risk. Due to business limitations associated with the heavy burden of developing medications for cardiovascular diseases, we chose to test it in psoriasis and ulcerative colitis; however, as we reported in February 2015, VB-201 failed to meet the primary endpoint in Phase 2 clinical trials for psoriasis and for ulcerative colitis. As a result, we have terminated our development of VB-201 in those indications. Nevertheless, based on recent pre-clinical studies, we believe that VB-201 and some second generation molecules such as VB-703 may be applicable for NASH and renal fibrosis. Since the company intends to focus its efforts and resources on advancing our oncology program, we will seek to advance our Lecinoxoid assets via strategic deals. Accordingly, in March 2019, we announced a strategic exclusive option license agreement with one of the world-leading European animal health companies, for the development of VB-201 for veterinary use. We retain the VB-201 rights for treatment of humans, worldwide.

We are also developing two independent platforms of proprietary monoclonal antibodies targeting a novel therapeutic target called MOSPD2. For immune/inflammatory applications, we are developing classical antibodies to inhibit MOSPD2 on immune myeloid cells. For oncology indications, we are developing bispecific monoclonal antibodies aimed to target tumor cells that express MOSPD2. In January 2017, we reported that targeting of MOSPD2 inhibits chemotaxis of monocytes and neuropils. In 2020, we published a paper demonstrating the potential of MOSPD2 antibodies for Multiple Sclerosis (MS), and presented additional data implicating their potential for treatment of nonalcoholic steatohepatitis (NASH) and colitis at the Digestive Disease Week® (DDW) 2020 meeting. As for the oncology program, in 2018, we published a manuscript showing that MOSPD2 can play a major role in breast cancer cell migration and metastasis, and that targeting MOSPD2 may be employed to prevent the spreading of breast cancer cells. We also presented proof-of-concept data demonstrating antibody-mediated killing of MOSPD2-expressing cancer cells. We believe that targeting of MOSPD2 may have several therapeutic applications, including inhibition of monocyte migration in chronic inflammatory conditions, inhibition of tumor cell metastases and targeting of MOSPD2-expressing tumor cells. We are developing our “VB-600 series” of pipeline candidates towards inflammatory and oncology applications and expect to present additional findings in scientific conferences and publications.

S-2

In October 2017, we announced the opening of our new gene therapy pharmaceutical grade manufacturing plant in Modiin, Israel. The facility was established to support the commercial supply of VB-111 for the first indication, if approved. The Modiin facility is the first commercial-scale gene therapy manufacturing facility in Israel and currently one of the largest gene-therapy designated ones in the world (20,000 sq. ft.). In July 2019, our facility was certified by a European Union (EU) Qualified Person (QP) as being in compliance with EU Good Manufacturing Practices (GMP). In November 2019 our facility was awarded by the Israeli Ministry of Health the Certificate of GMP Compliance of a Manufacturer.

In November 2017, we signed an exclusive license agreement with NanoCarrier Co., Ltd. (TSE Mothers:4571) for the development, commercialization, and supply of VB-111 in Japan. VBL retains rights to VB-111 in the rest of the world. Under terms of the agreement, VBL has granted NanoCarrier an exclusive license to develop and commercialize VB-111 in Japan for all indications. VBL will supply NanoCarrier with VB-111, and NanoCarrier will be responsible for all regulatory and other clinical activities necessary for commercialization in Japan. Under the agreement, VBL is entitled to receive greater than $100 million in development and commercial milestone payments, in addition to tiered royalties on net sales in the high-teens.

To date, we have funded our operations through private sales of preferred shares, a convertible loan, public offering, revenues from licensing agreements and grants from the Israeli Office of Chief Scientist, or OCS, which has later transformed to the Israeli Innovation Authority, or IIA, under the Israeli law for The Encouragement of Industrial Research and Development Law, 5744-1984, or the Research Law. Since our inception and through December 31, 2019, we received $26.9 million from IIA grants (which together with Libor calculated as of December 31, 2019, amounts to approximately $33.4 million). As of December 31, 2019, we have paid the IIA in relation to our license agreements royalties of approximately $0.5 million, part of which were at an increased royalty rate as prescribed under the Research Law due to certain transfer of intellectual property outside of Israel contemplated under one of our license agreements.

Under the Research Law, we are required to manufacture the major portion of each of our products developed using these grants in the State of Israel or otherwise ask for special approvals. Manufacture of products developed with government grants outside of Israel, may increase the royalty rates and we may be required to pay up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel.

Additionally, the IIA-sponsored technologies and related intellectual property rights and know-how are prohibited from being transferred, including by way of license, outside of the State of Israel, except under limited circumstances and only with the approval of the IIA Research Committee. Such transfer or licensing of sponsored IIA technology, if approved, may compel us to pay the IIA a portion, to be set by the IIA upon their approval of such transaction, of the consideration or milestone and royalties payments that we receive upon any sale or out licensing of such technology to a non-Israeli entity, and up to 600% of the grant amounts plus interest. The scope of the support received, the royalties that we have already paid to the IIA, the amount of time that has elapsed between the date on which the know-how or the related intellectual property rights were transferred and the date on which the IIA grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payments to the IIA. Approval of the transfer of technology to residents of the State of Israel is required and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties.

In addition, any change of control and any change of ownership of our ordinary shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires prior written notice to the IIA, and our failure to comply with this requirement could result in criminal liability.

These restrictions will continue to apply even after we have repaid the full amount of royalties on the grants. If we fail to satisfy the conditions of the Research Law, we may be required to refund certain grants previously received together with interest and penalties and may become subject to criminal charges.

The Impact of COVID-19 on Business Operations and Clinical Trials

The Company has implemented safety measures designed to comply with applicable guidelines in Israel in response to the COVID-19 pandemic. Our key operations were uninterrupted by this pandemic. Except for a period of a few weeks in March-April 2020 during which the Company implemented partial work-from-home policy, our operations are now back to normal along with the major improvement of the pandemic in Israel. According to Israeli regulations, VBL, as a pharmaceutical company producing potential therapies for cancer patients, is considered as essential facility and is therefore exempt from many labor work restrictions even under emergency conditions such as the COVID-19 pandemic. Accordingly, our gene therapy pharmaceutical grade manufacturing plant in Modiin, Israel continues to operate as normal. At this time, all preclinical programs and research activities remain on track, and the Company does not anticipate any material impact on our regulatory activities.

With regards to its clinical trials, the Company continues to advance the ongoing OVAL study of VB-111 for platinum resistant ovarian cancer and the study is continuing to recruit patients in the U.S. and Israel. Despite the COVID-19 pandemic, patient enrollment had not been materially interrupted and is so far in line with our projections. As the trial population includes cancer patients with advanced disease and limited alternatives, we believe it is less susceptible to impact by COVID-19 compared to other non-life-threatening indications. We continue to advance our plans to extend the OVAL study to Europe and Japan, and do not expect any material changes to the projected study timeline. The second interim analysis in the OVAL study is expected in the third quarter of 2020. Opening of new centers in the VB-111 investigator-sponsored study in rGBM, and the NCI-sponsored study in metastatic colorectal cancer currently awaits further developments in management of the COVID-19 situation.

Corporate Information

The legal name of our company is Vascular Biogenics Ltd. and we conduct business under the name VBL Therapeutics. We were incorporated in Israel on January 27, 2000 as a company limited by shares under the name Medicard Ltd. In January 2003, we changed our name to Vascular Biogenics Ltd. Our registered and principal office is located 8 HaSatat St., Modi’in, Israel 7178106. Our service agent in the United States is located at c/o CT Corporation System, 111 8th Avenue, New York, New York 10011 and our telephone number is 972-8-9935000. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “Vascular Biogenics” design logo, “VBL Therapeutics,” “Vascular Targeting System,” “VTS,” “Lecinoxoids,” “VB-111,” “VB-201,” the “OVAL” design logo and other trademarks or service marks of Vascular Biogenics Ltd. appearing in this prospectus are the property of Vascular Biogenics Ltd. We have several other registered trademarks, service marks and pending applications relating to our products. Although we have omitted the “®” and trademark designations for such marks in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Our website address is www.vblrx.com. Information contained on, or accessible through, our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference.

S-3

THE OFFERING

Issuer	Vascular Biogenics Ltd.

Ordinary shares offered by us	6,349,208 shares

Ordinary shares to be outstanding after this offering	42,753,879 shares, which does not include any ordinary shares issuable upon the exercise of the Warrants issued in the concurrent private placement.

Offering Price	$1.575 per share.

Private Placement Transaction

In a concurrent private placement transaction, we intend to sell to the purchasers in this offering unregistered Warrants to purchase 6,349,208 ordinary shares. The warrants will be immediately exercisable from the date of issuance at an exercise price of $1.45 per share and will expire on the 18 month anniversary of the date of issuance. There is no established public trading market for the Warrants, however, we have agreed to register the ordinary shares underlying the warrants for resale within 30 days of the date of the date of the securities purchase agreement. See “Private Placement Transaction” below.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” on page S-7.

Risk factors

See the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to invest in our securities.

Nasdaq Global Market symbol	“VBLT”

The number of our ordinary shares outstanding is based on an aggregate of our 35,882,928 ordinary shares outstanding as of December 31, 2019 and excludes:

●	521,743 ordinary shares issued by us following December 31, 2019;

●	6,373,331 ordinary shares issuable upon the exercise of outstanding options as of December 31, 2019, having a weighted average exercise price of $2.91 per share;

●	7,154,762 ordinary shares issuable upon the exercise of outstanding warrants as of December 31, 2019, having a weighted average exercise price of $3.58 per share; and

●	613,888 ordinary shares reserved for future issuance under our equity incentive plans as of December 31, 2019.

Except as otherwise indicated, the information in this prospectus supplement is as of December 31, 2019 assumes no exercise of options or warrants described above or the Warrants offered in the concurrent private placement.

S-4

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks discussed below, together with the risks under the heading “Risk Factors” beginning on page 6 under Part I, Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020 as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference herein and therein and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the identified risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects and the trading price of our securities. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects and the trading price of our securities.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

The offering price of our ordinary shares in this offering is substantially higher than the net tangible book value per share of our ordinary shares. Therefore, if you purchase securities in this offering, you will pay an effective price per share of our ordinary shares that substantially exceeds our net tangible book value per share after giving effect to this offering. Based on an offering price of $1.575 per share of our ordinary shares, if you purchase securities in this offering, you will experience immediate dilution of $0.52 per share, representing the difference between the offering price of the securities and our as adjusted net tangible book value per share after giving effect to this offering. Furthermore, if any of our outstanding options or warrants are exercised at prices below the offering price, we grant additional options or other awards under our equity incentive plans or issue additional warrants, you may experience further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” on page S-7. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

This offering is being conducted on a “best efforts” basis.

The placement agent is offering the shares on a “best efforts” basis, and the placement agent is under no obligation to purchase any shares for its own account. The placement agent is not required to sell any specific number or dollar amount of our ordinary shares this offering but will use its reasonable best efforts to sell the ordinary shares offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

You may experience future dilution as a result of future equity offerings and other issuances of our securities. In addition, this offering and future equity offerings and other issuances of our ordinary shares or other securities may adversely affect the price of our ordinary shares.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of ordinary shares under our stock incentive programs. In addition, the sale of ordinary shares in this offering and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

COVID-19 Risk

Timely enrollment in clinical trials is reliant on clinical trial sites which may be adversely affected by global health matters, including, among other things pandemics. For example, in December 2019, an outbreak of a novel strain of coronavirus, or the COVID-19 coronavirus, originated in Wuhan, China. To date, this outbreak has already resulted in extended shutdowns of certain businesses in the Wuhan region and has had ripple effects to businesses around the world. The list of countries and regions affected by the coronavirus outbreak is constantly changing and our clinical trial sites may be located in regions currently being afflicted by the COVID-19 coronavirus. Some factors from the COVID-19 coronavirus outbreak that we believe may adversely affect enrollment in our trials include:

●	the diversion of healthcare resources away from the conduct of clinical trial matters to focus on pandemic concerns, including the attention of infectious disease physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

●	limitations on travel that interrupt key trial activities, such as clinical trial site initiations and monitoring;

●	interruption in global shipping affecting the transport of clinical trial materials, such as investigational drug product and comparator drugs used in our trials; and

●	employee furlough days that delay necessary interactions with local regulators, ethics committees and other important agencies and contractors.

These and other factors arising from the COVID-19 coronavirus could worsen in countries that are already afflicted with the virus or could continue to spread to additional countries, each of which may further adversely impact our clinical trials. The global outbreak of the COVID-19 coronavirus continues to evolve and the conduct of our trials may continue to be adversely affected, despite efforts to mitigate this impact.

S-5

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this prospectus supplement, other than statements of historical fact, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to such statements. In particular, forward-looking statements contained in this prospectus supplement relate to, among other things, our future or assumed financial condition, results of operations, liquidity, business forecasts and plans, research and product development plans, manufacturing plans, strategic plans and objectives, capital needs and financing plans, product launches, regulatory approvals, competitive environment, and the application of accounting guidance. We caution you that the foregoing list may not include all of the forward-looking statements made in this prospectus supplement.

Our forward-looking statements are based on our management’s current assumptions and expectations about future events and trends, which affect or may affect our business, strategy, operations or financial performance. Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Our actual financial condition and results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and page 6 of our Annual Report, as well as those described in the other documents we file with the SEC. You should read this prospectus supplement, and the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from and worse than what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the rules of the Nasdaq Global Market, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC, after the date of this prospectus. See the information included under the heading “Where You Can Find More Information; Incorporation of Certain Information by Reference.”

We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered under this prospectus supplement, after deducting and estimated offering expenses payable by us will be approximately $9.0 million.

We intend to use the net proceeds from the sale of the shares for working capital and other general corporate purposes. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our share capital. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the appreciation of their shares. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to Israeli withholding taxes. Furthermore, our payment of dividends (out of tax- exempt income) may retroactively subject us to certain Israeli corporate income taxes, to which we would not otherwise be subject.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, equity and total capitalization as of December 31, 2019:

●	on an actual basis;
●	on an as adjusted basis to give effect to the sale of 6,349,208 ordinary shares in this offering, warrants to purchase up to 6,349,208 of our ordinary shares and the application of the estimated net proceeds as described under “Use of Proceeds.”

You should read the data set forth in the table below in conjunction with the section of this prospectus supplement under the caption “Use of Proceeds” as well as our “Operating and Financial Review and Prospects” and our financial statements and notes and other financial information included or incorporated by reference in this prospectus supplement.

	At December 31, 2019 (US dollars in thousands)
(UNAUDITED)	Actual	As Adjusted
Cash and cash equivalents	$9,436	$18,276
Short-term bank deposits	27,100	27,100

Total liabilities	12,781	12,781
Shareholders’ Equity:
Ordinary shares, NIS 0.01 par value per share; 70,000,000 shares authorized; 35,882,928 shares issued and outstanding, actual; and 42,232,136 shares issued and outstanding, as adjusted	73	91
Accumulated other comprehensive income	(8)	(8)
Additional paid-in capital	235,974	242,311
Warrants	7,904	10,389
Accumulated deficit	(208,103)	(208,103)
Total stockholders’ equity	35,840	44,680
Total capitalization	$35,840	44,680

The number of our ordinary shares outstanding is based on an aggregate of our 35,882,928 ordinary shares outstanding as of December 31, 2019 and excludes:

●	521,743 ordinary shares issued by us following December 31, 2019;

●	6,373,331 ordinary shares issuable upon the exercise of outstanding options as of December 31, 2019, having a weighted average exercise price of $2.91 per share;

●	7,154,762 ordinary shares issuable upon the exercise of outstanding warrants as of December 31, 2019, having a weighted average exercise price of $3.58 per share; and

●	613,888 ordinary shares reserved for future issuance under our equity incentive plans as of December 31, 2019.

Except as otherwise indicated, the information in this prospectus supplement is as of December 31, 2019 assumes no exercise of options or warrants described above or the Warrants offered in the concurrent private placement.

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DILUTION

If you purchase shares in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per security you will pay in this offering and the as adjusted net tangible book value per share of our ordinary shares after giving effect to this offering. Net tangible book value per share is determined by dividing the number of ordinary shares outstanding into our net tangible book value, which consists of total tangible assets (total assets less intangible assets) less total liabilities. As of December 31, 2019, we had a historical net tangible book value of $35.8 million, or approximately $1.00 per share.

Purchasers participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of the ordinary shares in this offering at the offering price of $1.575 per share, and after deducting placement agent’s fee and estimated offering expenses payable by us, our as adjusted net tangible book value per share of our ordinary shares at December 31, 2019 would have been approximately $44.7 million, or $1.06 per share. This represents an immediate increase in net tangible book value per share of our ordinary shares of approximately $0.06 per share to existing stockholders and an immediate dilution of approximately $0.52 per share to purchasers in this offering. The following table illustrates this per share dilution:

Offering price per Share		$1.575
Net tangible book value per share as of December 31, 2019	$1.00
Increase per share attributable to this offering	$0.06
As adjusted net tangible book value per share as of December 31, 2019		$1.06
Dilution in net tangible book value per share to new investors in this offering		$0.52

The number of our ordinary shares outstanding is based on an aggregate of our 35,882,928 ordinary shares outstanding as of December 31, 2019 and excludes:

●	521,743 ordinary shares issued by us following December 31, 2019;

●	6,373,331 ordinary shares issuable upon the exercise of outstanding options as of December 31, 2019, having a weighted average exercise price of $2.91 per share;

●	7,154,762 ordinary shares issuable upon the exercise of outstanding warrants as of December 31, 2019, having a weighted average exercise price of $3.58 per share; and

●	613,888 ordinary shares reserved for future issuance under our equity incentive plans as of December 31, 2019.

To the extent that any outstanding options or warrants are exercised, new options are issued under our stock incentive plans, or we otherwise issue additional ordinary shares in the future, at a price less than the offering price, there will be further dilution to new investors.

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PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement, or the Private Placement Transaction, we are selling to purchasers of our ordinary shares in this offering, Warrants to purchase up to 6,349,208 ordinary shares.

Each Warrant will be exercisable immediately upon issuance at an exercise price of $1.45 per share, subject to adjustment, and will remain exercisable for 18 months following such date, but not thereafter. A holder of Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99%, or 9.99% at the election of the investor, of the number of our ordinary shares outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us. In addition, the holders of the Warrants will have the right to participate in any rights offering or distribution of assets (such as a spinoff) together with the holders of our ordinary shares on an as-exercised basis.

The exercise price and number of ordinary shares issuable upon the exercise of the Warrants will be subject to adjustment for stock splits, reverse splits, and similar capital transactions, as described in the Warrants.

The Warrants and the ordinary shares issuable upon the exercise of the Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell the ordinary shares issued upon exercise of the Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. We have agreed to register the resale of the ordinary shares underlying the Warrants with the Securities and Exchange Commission within 30 days of the date of the securities purchase agreement.

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TAXATION

The information presented under the caption “Israeli Tax Considerations and Government Programs” below is a discussion of the material Israeli tax laws applicable to us, and certain Israeli Government programs that may benefit us. The information presented under the caption “Certain Material U.S. Federal Income Tax Considerations” below is a discussion of certain material U.S. federal income tax considerations to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of our ordinary shares.

You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that may benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax, currently at the rate of 23% of a company’s taxable income. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Benefited Enterprise, a Preferred Enterprise or a Preferred Technology Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to tax at the prevailing corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company incorporated and resident in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it that is located in Israel. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

●	amortization over an eight-year period of the cost of patents and rights to use patents and know-how which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise;

●	under certain conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

●	expenses related to a public offering are deductible in equal amounts over three years.

There is no assurance that we qualify as an Industrial Company or that the benefits described above are currently available to us or will be available to us in the future.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in productive assets, such as production facilities, by “Industrial Enterprises” (as defined under the Investment Law).

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The Investment Law was significantly amended effective April 1, 2005 (the “2005 Amendment”), and further amended as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the 2005 Amendment. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. Finally, the 2017 Amendment provided another benefits track, which represents an alternative to the tracks available under the 2005 Amendment and the 2011 Amendment. We have examined the possible effect, if any, of these provisions of the 2011 Amendment and the 2017 Amendment on our financial statements and have decided, at this time, not to opt to apply the new benefits under the 2011 Amendment or the 2017 Amendment.

Tax Benefits Prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to the 2005 Amendment, referred to as an “Approved Enterprise,” is entitled to certain benefits. A company that wished to receive benefits as an Approved Enterprise must have received approval from the Investment Center of the Israeli Ministry of the Economy (formerly the Ministry of Industry, Trade and Labor), or the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

In general, an Approved Enterprise is entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, known as the alternative benefits track. The tax benefits from any certificate of approval relate only to taxable income attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise does not enjoy tax benefits.

In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company (“FIC”), which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share capital and loans, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether a company qualifies as an FIC is made on an annual basis.

If a company elects the alternative benefits track and distributes a dividend out of income derived by its Approved Enterprise during the tax exemption period it will be subject to corporate tax in respect of the amount of the dividend (grossed-up to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) at the corporate tax rate which would have been applicable without the tax exemption under the alternative benefits track. In addition, dividends paid out of income attributed to an Approved Enterprise are generally subject to withholding tax at source at the rate of 15% or such lower rate as may be provided in an applicable tax treaty.

The Investment Law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an Approved Enterprise program during the first five years in which the equipment is used.

The benefits available to an Approved Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria in the specific certificate of approval. If a company does not meet these conditions, it would be required to repay the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest.

We do not have Approved Enterprise programs.

Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs commencing after 2004, but does not apply to investment programs approved prior to April 1, 2005. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval.

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The 2005 Amendment provides that a certificate of approval from the Investment Center will only be necessary for receiving cash grants. As a result, it was no longer necessary for a company to obtain an Approved Enterprise certificate of approval in order to receive the tax benefits previously available under the alternative benefits track. Rather, a company may claim the tax benefits offered by the alternative benefits track directly in its tax returns, provided that it meets the criteria for tax benefits set forth in the amendment. In order to receive the tax benefits, the 2005 Amendment states, inter alia , that a company must make an investment which meets all of the conditions, including a minimum qualifying investment in certain productive assets as specified in the Investment Law. Such investment, along with the fulfillment of certain export requirements, allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years culminating with the end of the Benefited Enterprise election year.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depends on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income generated by the Benefited Enterprise for a period of between two to ten years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. The benefits period is limited to 12 years from the beginning of the Benefited Enterprise election year. With respect to an establishment Benefited Enterprise plan located in certain specific locations, the benefits period is limited to 14 years from the beginning of the Benefited Enterprise election year, depending on the location of the Benefited Enterprise. We informed the Israeli Tax Authority of our choice of 2012 as a Benefited Enterprise election year. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the amount of the dividend (grossed-up to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) at the corporate tax rate which would have otherwise been applicable. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 15% or such lower rate as may be provided in an applicable tax treaty.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, in a given tax year during the benefits period, it would generally not be eligible for tax benefits during such tax year; however, the company’s eligibility for tax benefits in prior and future years should not be impacted.

We currently have one Benefited Enterprise program under the Investments Law, which, we believe, may entitle us to certain tax benefits. The tax benefit period for this program has not yet commenced but is expected to end no later than the end of tax year 2023. During the benefits period, which shall commence with the year we will first earn taxable income relating to such enterprise, subject to the 12 years limitation described above, and shall run for a period of up to 10 years (assuming FIC status), a corporate tax exemption is expected to apply with respect to the taxable income from our Benefited Enterprise program (once generated) generated during the first two years of the benefits period (so long as it remains undistributed) and reduced corporate tax rates are expected to apply to such taxable income generated in the remaining years of the benefits period.

There is no assurance that our future taxable income will qualify as Benefited Enterprise income or that the benefits described above will be available to us in the future.

Tax Benefits Under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to companies under the Investment Law prior to 2011, subject to certain exceptions, and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not wholly-owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, in 2014 and thereafter a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise unless the Preferred Enterprise is located in development zone A, in which case the rate will be 9%. This latter rate was reduced to 7.5% as of January 1, 2017. It should be noted, that the classification of income generated from the provision of usage rights in know-how or software that were developed in the Preferred Enterprise, as well as royalty income received with respect to such usage, as Preferred Enterprise income may be subject to the issuance of a pre-ruling from the Israel Tax Authority stipulating that such income is associated with the productive activity of the Preferred Enterprise in Israel.

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Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply).

The 2011 Amendment also provided transitional provisions to address companies that may be eligible for tax benefits under the Approved Enterprise or Benefited Enterprise regimes. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011: (1) the terms and benefits included in any certificate of approval that was granted to an Approved Enterprise which chose to receive grants before the 2011 Amendment became effective will remain subject to the provisions of the Investment Law as in effect on the date of such approval, and subject to certain other conditions, (2) terms and benefits included in any certificate of approval that was granted to an Approved Enterprise which had participated in an alternative benefits track before the 2011 Amendment became effective will remain subject to the provisions of the Investment Law as in effect on the date of such approval, provided that certain conditions are met, and (3) a Benefited Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

We have examined the potential Israeli tax implications associated with the adoption and implementation of the provisions of the 2011 Amendment and have decided, at this time, not to apply the new benefits under the 2011 Amendment. There is no assurance that our future taxable income will qualify as Preferred Enterprise income or that the benefits described above will be available to us in the future.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Tax Benefits Under the 2017 Amendment

The 2017 Amendment introduced new benefits for income generated by a “Preferred Company” (as defined above) through its “Preferred Technology Enterprise” (as defined in the Investment Law) as of January 1, 2017. Pursuant to the 2017 Amendment, in 2017 and thereafter a Preferred Company is entitled to a reduced corporate tax rate of 12% with respect to its income derived by its Preferred Technology Enterprise unless the Preferred Enterprise is located in development zone A, in which case the rate will be 7.5%. It should be noted that the calculation of a Preferred Company’s Preferred Technology Enterprise income is based on a complex formula and the income not classified as such may be classified as Preferred Enterprise income or ordinary income depending on the circumstances. In addition, a Preferred Company must generally fulfill certain conditions to be eligible for Preferred Technology Enterprise status including, inter alia, an R&D expenses level of at least 7% of total revenues or more than NIS 75 million per year.

Dividends paid out of Preferred Technology Enterprise income are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, subject to the fulfillment of certain conditions, to the extent that the dividends are paid to a direct foreign parent company holding at least 90% of the shares of the Preferred Company, a reduced withholding tax rate of 4% shall apply. Notwithstanding the above, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply).

We have examined the potential Israeli tax implications associated with the adoption and implementation of the provisions of the 2017 Amendment and have decided, at this time, not to apply the new benefits under the 2017 Amendment. There is no assurance that our future taxable income will qualify as Preferred Technology Enterprise income or that the benefits described above will be available to us in the future.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of Our Shareholders

This discussion does not address the tax consequences applicable to shareholders that own, or have owned at any time, directly or indirectly, 10% or more of our shares (“Controlling Shareholders”), and such shareholders should consult their tax advisers as to the tax consequences of owning or disposing of our shares.

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Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the Company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as, inter alia, such capital gains were not attributable to a permanent establishment that the non-resident maintains in Israel.

However, non-Israeli resident corporations will not be entitled to the foregoing exemption if the Israeli residents: (i) have a controlling interest, directly or indirectly, alone, together with another (i.e., together with a relative, or together with someone who is not a relative but with whom, according to an agreement, there is regular cooperation in material matters of the company, directly or indirectly), or together with another Israeli resident, of more than 25% in one or more of the means of control in such non-Israeli resident corporation, or (ii) Israeli residents are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli resident corporation, whether directly or indirectly.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States- Israel Tax Treaty, the disposition of shares by a shareholder who (1) is a U.S. resident (for purposes of the treaty), (2) holds the shares as a capital asset, and (3) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (1) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel, (2) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting power of the company during any part of the 12-month period preceding the disposition, subject to certain conditions, or (3) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents are generally subject to Israeli withholding tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence, subject to receipt of a valid certificate from the Israeli Tax Authority allowing for such reduced rate. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding twelve months, the applicable withholding tax rate is 30%. Furthermore, an additional 3% tax might be applicable to individual shareholders if certain conditions are met. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote in a general meeting of the shareholders, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Notwithstanding the above, dividends paid to a non-Israeli resident “substantial shareholder” on publicly traded shares, like our ordinary shares, which are held via a “nominee company” (as defined under the Securities Law, 1968), are generally subject to Israeli withholding tax at a rate of 25%, unless a different rate is provided under an applicable tax treaty, provided that a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance. Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States- Israel Tax Treaty) is 25%. Unless a reduced tax rate is provided under an applicable tax treaty, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Benefited Enterprise, while a 20% rate applies if the dividend is distributed from Preferred Enterprise income or Preferred Technology Enterprise income (unless the dividend is paid to a foreign parent company directly holding at least 90% of the shares of the Preferred Company, in which case a 4% withholding tax rate shall apply). We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to Approved Enterprise income, Benefited Enterprise income, Preferred Enterprise income or Preferred Technology Enterprise income, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for Untied States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

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Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Certain Material U.S. Federal Income Tax Considerations

The following is a description of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our ordinary shares and Warrants by a U.S. Holder (as defined below). This description addresses only the U.S. federal income tax considerations to U.S. Holders that are initial purchasers of our ordinary shares and Warrants pursuant to the offering and that will hold such ordinary shares and Warrants as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

●	banks, financial institutions or insurance companies;

●	real estate investment trusts, regulated investment companies or grantor trusts;

●	brokers, dealers or traders in securities, commodities or currencies;

●	tax exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

●	certain former citizens or long-term residents of the United States;

●	persons that received our shares as compensation for the performance of services;

●	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

●	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

●	S corporations;

●	persons that acquire ordinary shares and Warrants as a result of holding or owning our preferred shares;

●	persons whose “functional currency” is not the U.S. dollar; or

●	persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift, or alternative minimum tax considerations, any election to apply Section 1400Z-2 of the Code (as defined below) to gains recognized with respect to shares of our ordinary shares or any U.S. state, local or non-U.S. tax considerations of the acquisition, ownership and disposition of our ordinary shares and Warrants.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares and Warrants or that such a position would not be sustained. U.S. Holders should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares and Warrants in their particular circumstances.

For purposes of this description, the term “U.S. Holder” means a beneficial owner of our ordinary shares and Warrants that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust (A) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

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If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares and Warrants, the U.S. federal income tax consequences relating to an investment in our ordinary shares and Warrants will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of our ordinary shares and Warrants in its particular circumstances.

As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a “passive foreign investment company,” or a PFIC.

Persons considering an investment in our ordinary shares and Warrants should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our ordinary shares and Warrants, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Allocation of Purchase Price

The combined package of ordinary shares and Warrants (each a “unit”) should be treated for U.S. federal income tax purposes as an investment unit consisting of one ordinary share and one Warrant to purchase one ordinary share. For U.S. federal income tax purposes, each U.S. Holder of a unit generally must allocate the purchase price of a unit between the ordinary share and Warrant that comprises the unit based on the relative fair market value of each at the time of issuance. We do not intend to advise purchasers of the units with respect to this determination, and purchasers of the units are advised to consult their tax and financial advisors with respect to the relative fair market values of the ordinary shares and the Warrants for U.S. federal income tax purposes. The price allocated to each ordinary share and Warrant generally will be the holder’s tax basis in such share or Warrant, as the case may be. The foregoing treatment of our ordinary shares and Warrants and a U.S. Holder’s purchase price allocation are not binding on the IRS or the courts. However, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each U.S. Holder is advised to consult its own tax advisor regarding the risks associated with an investment in a unit (including alternative characterizations of a unit) and regarding an allocation of the purchase price between the ordinary share and Warrant that comprises a unit. The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Distributions

Subject to the discussion under “—Passive Foreign Investment Company Considerations,” below, if you are a U.S. Holder, other than certain U.S. Holders that are U.S. corporations, the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will generally be treated first as a return of your adjusted tax basis in our ordinary shares and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder has held our ordinary shares for more than one year as of the time such distribution is received. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders generally should expect that the entire amount of any distribution generally will be reported as dividend income. Non-corporate U.S. Holders may qualify for the preferential rates of taxation applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) with respect to “qualified dividend income” paid on ordinary shares. The Company, which is incorporated under the laws of the State of Israel, believes that it qualifies as a resident of Israel for purposes of, and is eligible for the benefits of, the U.S.-Israel Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Israel Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, if the U.S.-Israel Tax Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transaction requirements are met. In particular, if the Company is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see the discussion below under “—Passive Foreign Investment Company Considerations”), the preferential rates of taxation described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

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U.S. Holders generally may claim the amount of Israeli withholding tax withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

Possible Constructive Distributions

Under Section 305 of the Code, an adjustment to the number of ordinary shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Distributions.”

Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares or Warrants equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in our ordinary shares or Warrants, as applicable, and such gain or loss will be capital gain or loss. The adjusted tax basis in an ordinary share or Warrant generally will be equal to the cost of such ordinary share or Warrant as described above under “—Allocation of Purchase Price.” If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other taxable disposition of ordinary shares and Warrants is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period determined at the time of such sale, exchange or other taxable disposition for such ordinary shares or Warrants exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Exercise or Lapse of Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share from the exercise of a Warrant for cash. An ordinary share acquired pursuant to the exercise of a Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Warrant (as determined above under “—Allocation of Purchase Price), increased by the amount paid to exercise the Warrant. The holding period of such ordinary share generally would begin on the day after the date of receipt of shares from the exercise of the Warrant and will not include the period during which the U.S. Holder held the Warrant.

If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the ordinary share would be treated as commencing on the date following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the Warrant. It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants equal to the number of ordinary shares having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the ordinary shares represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the fair market value of the ordinary shares represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants exercised. A U.S. Holder’s holding period for the ordinary shares would commence on the date following the date of exercise of the Warrant. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

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Passive Foreign Investment Company Considerations

If we are classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of its total gross assets (which, assuming we are not a CFC for the year being tested, would be measured by fair market value of the assets, and for which purpose the total value of our assets may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

We must determine our PFIC status annually based on tests which are factual in nature, and our status will depend on our income, assets and activities each year.

However, we believe that we were not a PFIC for our 2019 taxable year, but we expect that unless and until we generate sufficient revenue from active licensing and other non-passive sources and otherwise satisfy the asset test above, we will be treated as a PFIC in future taxable years.

If we are a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Certain elections may potentially be used to reduce the adverse impact of the PFIC rules on U.S. Holders (“qualifying electing fund” (“QEF”) and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income.

The rules described above for excess distributions would not apply to a U.S. Holder if the U.S. Holder makes a timely QEF election for the first taxable year of the U.S. Holder’s holding period for ordinary shares and we comply with specified reporting requirements. A timely QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s U.S. federal income tax return for the year. A U.S. Holder who makes a QEF election generally must report on a current basis a pro rata share of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not those earnings or gains are distributed. A U.S. Holder who makes a QEF election must file a Form 8621 with its annual income tax return.

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We have not historically provided the information necessary for U.S. Holders to make qualified electing fund elections. However, beginning with our 2016 taxable year, for U.S. Holders who seek to make a QEF election with respect to our ordinary shares, we intend to make available an information statement that will contain the necessary information required for making a QEF election and permit such U.S. Holders access to certain information in the event of an audit by the U.S. tax authorities.

If a U.S. Holder does not make a QEF election for the first taxable year of the U.S. Holder’s holding period for ordinary shares during which we are a PFIC, the QEF election will not be treated as timely and the adverse tax regime described above would apply to dispositions of or excess distributions on the ordinary shares. In such case, a U.S. Holder may make a deemed sale election whereby the U.S. Holder would be treated as if the U.S. Holder had sold the ordinary shares in a fully taxable sale at fair market value on the first day of such taxable year in which the QEF election takes effect. Such U.S. Holder would be required to recognize any gain on the deemed sale as an excess distribution and pay any tax and interest due on the excess distribution when making the deemed sale election. The effect of such further election would be to restart the U.S. Holder’s holding period in the ordinary shares, subject to the QEF regime, and to purge the PFIC status of such ordinary shares going forward.

If a U.S. Holder makes the mark-to-market election with respect to ordinary shares, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to market election). The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principle purposes the meeting of the trading requirement as disregarded). The NASDAQ Global Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded, the mark-to-market election will be available to a U.S. Holder.

U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC and the U.S. Holder recognizes gain on a disposition of our ordinary shares or receives distributions with respect to our ordinary shares, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

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The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares and the IRS information reporting obligations with respect to the ownership and disposition of our ordinary shares.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts may be subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares and warrants. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares and warrants.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain shareholders. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares or Warrants made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares or warrants, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares or Warrants (including constructive dividends) within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules should generally be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals may be required to report information relating to an interest in our ordinary shares and Warrants, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares and warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES AND WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

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PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated as of April 6, 2020, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our ordinary shares pursuant to this prospectus supplement and accompanying prospectus. Under the terms of the engagement agreement, the placement agent has agreed to be our exclusive placement agent, on a reasonable best efforts basis, in connection with the issuance and sale by us of our ordinary shares in this takedown from our shelf registration statement. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of the ordinary shares or the private placement warrants, and the placement agent will have no authority to bind us by virtue of the engagement agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We have entered into a securities purchase agreement directly with investors in connection with this offering, and we will only sell to investors who have entered into the securities purchase agreement.

We expect to deliver the ordinary shares being offered pursuant to this prospectus supplement and accompanying prospectus on or about May 11, 2020, subject to satisfaction of customary closing conditions.

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds of this offering. We will also pay the placement agent a non-accountable expense allowance of $65,000. We estimate our total expenses associated with the offering, excluding placement agent fees and expenses, will be approximately $300,000.

The following table shows per share and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the ordinary shares pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the ordinary shares offered hereby:

	Per Share	Total
Offering price	$1.5750	$10,000,002.60
Placement agent’s fees	$0.1103	$700,00.18
Proceeds to us, before expenses	$1.4647	$9,300, 2.42

After deducting certain fees due to the placement agent and expenses and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $9.0 million.

Tail Financing Payments

We have agreed that the placement agent shall be entitled to compensation, with respect to any public or private offering or other financing or capital-raising transaction of any kind, a Tail Financing, to the extent that such financing or capital is provided to the Company by investors whom the placement contacted or introduced to the Company during the term of the placement agent’s engagement by the Company, if such Tail Financing is consummated at any time within the six-month period following the expiration or termination of the placement agent’s engagement with us.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain civil liabilities, including liabilities under the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it, and any profit realized on the resale of the ordinary shares and warrants sold by it while acting as principal, might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:

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●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities, or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution in the securities offered by this prospectus supplement.

Relationships

The placement agent and its affiliates may have provided us and our affiliates in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the placement agent and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Listing

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “VBLT.”

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LEGAL MATTERS

The validity of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law has been passed upon for us by Horn & Co. Law Offices, Tel Aviv, Israel. Certain legal matters with respect to U.S. federal law and New York law in connection with this offering will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the SEC in connection with this offering. In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. and from commercial document retrieval services.

This prospectus supplement is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the SEC.

This prospectus supplement will be deemed to incorporate by reference the following documents previously filed by us with the SEC:

●	our Reports on Form 6-K filed on March 19 and March 26, 2020;

●	our Annual Report on Form 20-F for the year ended December 31, 2019, filed on March 19, 2020, to the extent the information in that report has not been updated or superseded by this prospectus supplement; and

●	the description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A, filed with the SEC on July 29, 2014 under the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

This prospectus supplement shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus supplement. We may incorporate by reference into this prospectus supplement, any Form 6-K meeting the requirements of Form F-3 which is submitted to the SEC after the date of this prospectus supplement and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at: 8 HaSatat St., Modi’in, Israel 7178106, Attn: Corporate Secretary, telephone number: +972-8-9935000. Copies of these filings may also be accessed at our website, www.vblrx.com. Click on “Investor Relations” and then “SEC Filings.”

A copy of this prospectus supplement, the accompanying prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at 8 HaSatat St., Modi’in, Israel 7178106.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

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PROSPECTUS

$150,000,000

Ordinary Shares

Debt Securities

Warrants

Units

We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $150,000,000 of our:

●	ordinary shares;

●	debt securities (including convertible debt securities);

●	warrants to purchase ordinary shares or debt securities; or

●	any combination of the above, separately or as units.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “VBLT.” The last reported sale price of our ordinary shares on December 15, 2017 on the Nasdaq Global Market was $6.70 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 5.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2018

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PROSPECTUS SUMMARY

This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Company Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class treatments for cancer. Our program is based on our proprietary Vascular Targeting System, or VTS, platform technology, which utilizes genetically targeted therapy to destroy newly formed, or angiogenic, blood vessels, and which we believe will allow us to develop product candidates for multiple oncology indications.

Our lead product candidate, VB-111 (ofranergene obadenovec), is a gene-based biologic that we are developing for solid tumor indications, with an advanced program for recurrent glioblastoma, or rGBM, an aggressive form of brain cancer. We have obtained fast track designation for VB-111 in the United States for prolongation of survival in patients with glioblastoma that has recurred following treatment with standard chemotherapy and radiation. We have also received orphan drug designation for GBM in both the United States and Europe. VB-111 has also received an orphan designation for the treatment of ovarian cancer by the European Medicines Agency. In September 2015, we reported complete results from our Phase 2 trial of VB-111 in rGBM, demonstrating a statistically-significant benefit in overall survival and favorable response rate in patients treated with VB-111 in combination with bevacizumab. Our pivotal Phase 3 GLOBE study in rGBM began in August 2015 and is comparing a combination of VB-111 and bevacizumab to bevacizumab alone. The study is being conducted under a special protocol assessment, or SPA, agreement with the U.S. Food and Drug Administration, or FDA, with full endorsement by the Canadian Brain Tumor Consortium, or CBTC. We completed enrollment for the trial in December 2016, five months ahead of our initial plan, with a total of 256 patients in the US, Canada and Israel.

We also have been conducting a program targeting anti-inflammatory diseases, based on the use of our Lecinoxoid platform technology. Lecinoxoids are a novel class of small molecules we developed that are structurally and functionally similar to naturally occurring molecules known to modulate inflammation. The lead product candidate from this program, VB-201, is a Phase 2-ready molecule that demonstrated efficacy in reducing vascular inflammation in a Phase 2 sub-study in psoriatic patients with cardiovascular risk. Due to business limitations associated with the heavy burden of developing medications for cardiovascular diseases, we chose to test it in psoriasis and ulcerative colitis; however, as we reported in February 2015, VB-201 failed to meet the primary endpoint in Phase 2 clinical trials for psoriasis and for ulcerative colitis. As a result, we have terminated our development of VB-201 in those indications. Nevertheless, based on recent pre-clinical studies, we believe that VB-201 and some second generation molecules such as VB-703 may be applicable for NASH and renal fibrosis. Since the company intends to focus substantially all of our efforts and resources on advancing our oncology program, we will seek to advance our Lecinoxoid assets via strategic deals.

We are also conducting a research program exploring the potential of targeting of MOSPD2 for immuno-oncology applications. In January 2017, we reported that targeting of MOSPD2 inhibits chemotaxis of monocytes and neuropils, and that unpublished VBL data also show MOSPD2 expression on certain tumor cells. We believe that targeting of MOSPD2 may have several therapeutic applications, including inhibition of monocyte migration in chronic inflammatory conditions, inhibition of tumor cell metastases and targeting of MOSPD2-expressing tumor cells. We are developing our “VB-600 series” of pipeline candidates towards these applications.

We are developing our lead oncology product candidate, VB-111, for solid tumor indications, with clinical programs in rGBM, thyroid cancer and ovarian cancer. In our open-label Phase 2 clinical trial of VB-111 in rGBM, we observed dose-dependent attenuation of tumor growth and an increase in median overall survival, which is the time interval from initiation of treatment to the patient’s death. The U.S. Food and Drug Administration, or FDA, has granted VB-111 fast track designation for prolongation of survival in patients with glioblastoma that has recurred following treatment with temozolomide, a chemotherapeutic agent commonly used to treat newly diagnosed glioblastoma, and radiation. On July 1, 2014, the FDA concurred with the design and planned analyses of our Phase 3 pivotal trial of VB-111 in rGBM pursuant to an SPA. At the time, commencement of the trial was subject to our providing the agency with more information regarding our potency release assay for the trial. We developed this assay and submitted initial information to the FDA on May 26, 2014. On February 5, 2015 the FDA has found our data satisfactory and removed the partial hold. We began our Phase 3 pivotal trial of VB-111 in rGBM in August 2015 and completed patient enrollment for the study in December 2016, five months ahead of our initial plan. Following positive safety reviews announced in December 2016 , in April 2017 and the third and final safety review that was announced in October 2017, the GLOBE trial continues as planned. Top-line data after the occurrence of 189 events are expected in the first quarter of 2018. Based on interactions with the FDA and the SPA for the trial, we believe the current trial should support a Biologics License Application, or BLA.

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VB-111 was also being studied in a Phase 2 trial for recurrent platinum-resistant ovarian cancer and in a Phase 2 study in recurrent, iodine-resistant differentiated thyroid cancer. In a Phase 2 trial for recurrent platinum-resistant ovarian cancer, VB-111 demonstrated a statistically significant increase in overall survival and 60% durable response rate (as measured by reduction in CA-125), approximately twice the historical response with bevacizumab plus chemotherapy in ovarian cancer. In December 2016, we had an end-of-Phase-2 meeting with the FDA, following which we advanced VB-111 to a Phase 3 study in platinum-resistant ovarian cancer that we intend to launch by year-end 2017.

In February 2017, we reported full data from our exploratory Phase 2 study of VB-111 in recurrent, iodine-resistant differentiated thyroid cancer. The primary endpoint of the trial, defined as 6-month progression-free-survival, or PFS-6, of 25%, was met with a dose response. Forty-seven percent of patients in the therapeutic-dose cohort reached PFS-6, versus 25% in the sub-therapeutic cohort, both groups meeting the primary endpoint. An overall survival benefit was seen, with a tail of more than 40% at 3.7 years for the therapeutic-dose cohort, similar to historical data for pazopanib (Votrient), a tyrosine kinase inhibitor; however, most patients in the VB-111 study had tumors that previously had progressed on pazopanib or other kinase inhibitors.

In June 2017, at the BIO international conference we provided an update on the long-term status and survival of patients from three completed Phase 2 trials with VB-111. In the Phase 2 study in rGBM patients, 12-month survival was 54% in patients who were treated with VB-111 through progression, including a rGBM patient who remains alive with complete response after >40 months, compared to 23% of patients who had limited exposure of a therapeutic dose of VB-111. According to a meta-analysis, the 12-month survival on Avastin™ (bevacizumab) is only 24%. In the Phase 2 study in recurrent platinum-resistant and refractory ovarian cancer, 53% of patients treated with a therapeutic dose of VB-111 in combination with paclitaxel were alive at 15 months. No patients in the sub-therapeutic dose were alive at the 15-month time point. In the Phase 2 study in radioiodine refractory differentiated thyroid cancer, 53% of those who received multiple therapeutic doses of VB-111 were alive at 24 months, compared to 33% of those who received a single, sub-therapeutic dose of VB-111.

Based on support from pre-clinical data, which we recently presented at the American Society of Gene & Cell Therapy (ASGCT) conference, we also plan to conduct an exploratory study for VB-111 in combination with a checkpoint inhibitor in non-small cell lung cancer. Launch of this trial is expected in the first quarter of 2018.

In October 2017, we announced the opening of our new gene therapy manufacturing plant in Modiin, Israel. This plant will be the commercial facility for production of VB-111, if approved. The Modiin facility is the first commercial-scale gene therapy manufacturing facility in Israel and currently one of the largest gene-therapy designated ones in the world (20,000 sq. ft.). It is capable of manufacturing in large-scale capacity of 1,000 liters and is scalable to 2,000 liters.

In November 2017, we signed an exclusive license agreement with NanoCarrier Co., Ltd. (TSE Mothers:4571) for the development, commercialization, and supply of VB-111 in Japan. VBL retains rights to VB-111 in the rest of the world. Under terms of the agreement, VBL has granted NanoCarrier an exclusive license to develop and commercialize VB-111 in Japan for all indications. VBL will supply NanoCarrier with VB-111, and NanoCarrier will be responsible for all regulatory and other clinical activities necessary for commercialization in Japan. In exchange, we received an up-front payment of $15 million, and are entitled to receive greater than $100 million in development and commercial milestone payments. VBL will also receive tiered royalties on net sales in the high-teens.

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As of December 1, 2017, we had studied VB-111 in over 300 patients and have observed it to be well-tolerated. In December 2015, we were granted a US composition of matter patents that provides intellectual property protection for VB-111 in the US until October 2033 before any patent term extension.

The legal name of our company is Vascular Biogenics Ltd. and we conduct business under the name VBL Therapeutics. We were incorporated in Israel on January 27, 2000 as a company limited by shares under the name Medicard Ltd. In January 2003, we changed our name to Vascular Biogenics Ltd. Our registered and principal office is located at 8 HaSatat St., Modi’in, Israel 7178106. Our service agent in the United States is located at c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark Delaware 19711 and our telephone number is + 972-8-9935000. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “Vascular Biogenics” design logo, “VBL Therapeutics,” “Vascular Targeting System,” “VTS,” “Lecinoxoids,” “VB-111,” “VB-201,” and other trademarks or service marks of Vascular Biogenics Ltd. appearing in this prospectus are the property of Vascular Biogenics Ltd. We have several other registered trademarks, service marks and pending applications relating to our products. Although we have omitted the “®” and “™” trademark designations for such marks in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Further details about us and our operations are provided in our Annual Report on Form 20-F, and the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation of Information by Reference.” You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Our website address is www.vblrx.com. Information contained on, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

The Offering

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information; Incorporation of Information by Reference.”

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RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the risk factors described in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC, which is incorporated by reference in this prospectus, and in subsequent reports that we file with the SEC. You should carefully consider these risks together with the other information contained or incorporated by reference in this prospectus before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Our actual results and performance may differ materially from those expressed in such forward-looking statements. Forward-looking statements that express our beliefs, plans, objectives, assumptions, future events or performance may involve estimates, assumptions, risks and uncertainties. Such risks and uncertainties are discussed in this prospectus under the heading “Risk Factors,” and in our other filings with the Securities and Exchange Commission, which are also filed with the Israel Securities Authority. You should read and interpret any forward-looking statements together with these documents. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update, and expressly disclaim any obligation to update, any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF

INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov. and from commercial document retrieval services. We also generally make available on our own web site (www.vblrx.com) our quarterly and year-end financial statements as well as other information.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the Securities and Exchange Commission.

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This prospectus will be deemed to incorporate by reference the following documents previously filed by us with the Securities and Exchange Commission:

●	Annual report on Form 20-F for the year ended December 31, 2016, filed on March 27, 2017, as amended on October 11, 2017, to the extent the information in that report has not been updated or superseded by this prospectus;

●	The description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A filed with the SEC on July 29, 2014 under the Exchange Act and any amendment or report filed for the purpose of updating that description;

●	Reports on Form 6-K filed on January 6, 2017; January 9, 2017; February 21, 2017; May 15, 2017; June 5, 2017; June 19, 2017; June 22, 2017; August 14, 2017; October 20, 2017; October 23, 2017; November 6, 2017; November 14, 2017; November 20, 2017 and November 21, 2017; and

●	any report on Form 6-K, or parts thereof, meeting the requirements of Form F-3 filed after the date of the initial registration statement and prior to its effectiveness, which states that it, or any part thereof, is being incorporated by reference herein.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus. We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-3 which is submitted to the Securities and Exchange Commission after the date of the filing of the registration statement being filed in connection with this offering and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: 8 HaSatat St., Modi’in, Israel 7178106, Attn: Corporate Secretary, telephone number: 972-8-9935000. Copies of these filings may also be accessed at our website, www.vblrx.com. Click on “Investor Relations” and then “Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at 8 HaSatat St., Modi’in, Israel 7178106.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income tax and extraordinary items plus fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges:

	Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings as adjusted to fixed charges	0	0	0	0	0

For the purpose of these computations, earnings (losses) have been calculated as the sum in thousands of (i) pretax income from continuing operations; and (ii) amortization of capitalized interest offset by interest capitalized. Fixed charges are immaterial to each period.

	2016	2015	2014	2013	2012
Earnings (losses):	(16,007)	(14,882)	(17,397)	(17,348)	(12,218)
Fixed Charges:	0	0	0	0	0
Total fixed charges
Net loss plus fixed charges	(16,007)	(14,882)	(17,397)	(17,348)	(12,218)
Ratio of earnings to fixed charges	0	0	0	0	0

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents, short-term bank deposits, long-term debt, debentures and capitalization as of September 30, 2017 on an actual basis. The table should be read in conjunction with our unaudited condensed consolidated balance sheets as of September 30, 2017, included in our Form 6-K filed on November 14, 2017, which have been incorporated by reference in this prospectus.

(US dollars in thousands)
Cash and cash equivalents	$11,667
Short-term bank deposits	16,497

Total liabilities	5,100
Shareholders’ equity:
Ordinary shares, NIS 0.01 par value per share; 70,000,000 shares authorized; 27,224,566 shares issued and outstanding	50
Other comprehensive income	40
Additional paid-in capital	201,489
Warrants	2,960
Accumulated deficit	(174,496)
Total shareholders’ equity	$30,043
Total capitalization	$35,143

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been quoted on the Nasdaq Global Market under the symbol “VBLT” since September 30, 2014. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $6.00 per ordinary share on September 30, 2014. The following table sets forth for the periods indicated the high and low closing sales prices per ordinary share as reported on Nasdaq:

The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on Nasdaq.

	Low	High
	(in U.S. dollars)
Annual:
2017 (through December 15, 2017)	$3.90	$9.05
2016	$2.76	$7.58
2015	$3.09	$17.02
2014 (beginning October 1, 2014)	$4.65	$7.56
Quarterly:
Fourth Quarter 2017 (through December 15, 2017)	$5.60	$9.05
Third Quarter 2017	$3.90	$7.25
Second Quarter 2017	$4.35	$6.70
First Quarter 2017	$4.20	$6.50
Fourth Quarter 2016	$4.45	$6.20
Third Quarter 2016	$3.74	$5.83
Second Quarter 2016	$3.03	$7.58
First Quarter 2016	$2.76	$5.22
Fourth Quarter 2015	$4.66	$8.54
Third Quarter 2015	$4.60	$12.25
Second Quarter 2015	$3.66	$8.15
First Quarter 2015	$3.19	$16.23
Most Recent Six Months (and Most Recent Partial Month):
December 2017 (through December 15, 2017	$6.30	$6.95
November 2017	$5.95	$9.05
October 2017	$5.60	$7.05
September 2017	$4.90	$7.25
August 2017	$3.90	$5.30
July 2017	$3.90	$4.70
June 2017	$4.35	$5.65

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On December 15, 2017, the last reported sale price of the ordinary shares was $6.70 on the Nasdaq Global Market.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes. From time to time, we may evaluate the possibility of acquiring businesses, products, equipment tools and technologies, and we may use a portion of the proceeds as consideration for such acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

General

Our authorized share capital consists solely of 70,000,000 ordinary shares, par value NIS 0.01 per share. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Share History

The following is a summary of the history of our share capital for the last three years.

●	Since January 1, 2012, we have issued and sold 484,634 ordinary shares pursuant to the exercise of share options.

●	In November 2015, we sold 2,500,000 ordinary shares and warrants to purchase up to 1,250,000 ordinary shares in an underwritten offering. Piper Jaffray acted as sole book-running manager and JMP Securities acted as co-manager for the offering. The aggregate offering price of the shares sold was approximately $15.0 million. The net proceeds that we received from the offering were approximately $13.6 million. The offering was conducted pursuant to our registration statement on Form F-3, SEC file number 333-207250.

●	In June 2016, we sold 4,359,091 ordinary shares an in registered offering. Rodman & Renshaw, a unit of H.C. Wainwright & Co. acted as the exclusive placement agent for the offering. The aggregate offering price of the shares sold was approximately $24.0 million. The net proceeds that we received from the offering were approximately $22.1 million. The offering was conducted pursuant to our registration statement on Form F-3, SEC file number 333-207250.

●	In December 2016, we entered into separate Equity Distribution Agreements with JMP Securities LLC and Chardan Capital Markets, LLC, each as agents, to implement an “at the market offering” program under which we may, from time to time, offer and sell ordinary shares having an aggregate offering price of up to $20,000,000 through the agents. We have sold an aggregate of 224,695 ordinary shares for aggregate gross proceeds of $1.36 million, and have received net proceeds of $1.32 million, through the program. The offering was conducted pursuant to our registration statement on Form F-3, SEC file number 333-207250.

●	In November 2017, we sold 2,500,000 ordinary shares an in underwritten offering. Piper Jaffray acted as the sole underwriter for the offering. The aggregate offering price of the shares sold was approximately $18.0 million. The net proceeds that we received from the offering were approximately $17.9 million. The offering was conducted pursuant to our registration statement on Form F-3, SEC file number 333-207250.

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Registration Number and Purpose of the Company

Our registration number with the Israeli Registrar of Companies is 51-289976-6. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Voting Rights and Conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under “Management—External Directors.”

Under our amended and restated articles of association, our board of directors must consist of not less than three, not including two external directors, but no more than nine directors (including the external directors). Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. Each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Companies Law. In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

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Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may otherwise only distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non- residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one- quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power. One or more shareholders, holding 1% or more of the outstanding voting power, may ask the board to add an item to the agenda of a prospective meeting, if the proposal merits discussion at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

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The Companies Law and our amended and restated articles of association require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires, the approval of our audit committee, our board of directors and a Special Majority, in that order. Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority vote of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. An exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

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Modification of Class Rights

Under the Companies Law and our amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended and restated articles of association.

Registration Rights

Our investor rights agreement entitles shareholders who previously held preferred shares prior to our initial public offering to certain registration rights. In accordance with this agreement, and subject to conditions described below, the following executives, directors and entities, which as of the date of this prospectus beneficially own more than 5% of our ordinary shares, are entitled to registration rights: Jecheskiel Gonczarowski, Thai Lee Family Trust, persons and entities affiliated with Aurum Ventures, Pitango Ventures and J.J.D. Holdings.

Form F-1 Demand Rights. Upon the request of the holders of more than 50% of the shares held by our former preferred shareholders given more than 180 days after the effective date of the registration statement related to our initial public offering, we are required to file a registration statement on Form F-1 in respect of the ordinary shares held by our former preferred shareholders. Following a request to effect such a registration, we are required to give notice of the request to the other holders of registrable securities and offer them an opportunity to include their shares in the registration statement. We are not required to effect more than two registrations on Form F-1 in the aggregate and not more than one registration in any 12 month period and we are only required to do so if the aggregate proceeds from any such registration are estimated in good faith to be in excess of $6.0 million.

Form F-3 Demand Rights. Upon the request of the holders of more than 20% of the shares held by our former preferred shareholders, we are required to file a registration statement on Form F-3 in respect of the ordinary shares held by our former preferred shareholders. Following a request to effect such a registration, we are required to give notice of the request to the other holders of registrable securities and offer them an opportunity to include their shares in the registration statement. We are not required to effect a registration on Form F-3 more than twice in any 12 month period and are only required to do so if the aggregate proceeds from any such registration are estimated in good faith to be in excess of $2.0 million.

Piggyback Registration Rights. Shareholders holding registrable securities also have the right to request that we include their registrable securities in any registration statement filed by us in the future for the purposes of a public offering for cash, subject to specified exceptions.

Cutback. In the event that the managing underwriter advises the registering shareholders that marketing factors require a limitation on the number of shares that can be included in a registered offering, the shares will be included in the registration statement in an agreed order of preference among the holders of registration rights. The same preference also applies in the case of a piggyback registration, but we have first preference and the number of shares of shareholders that are included may not be less than 30% of the total number of shares included in the offering.

Termination. All registration rights granted to holders of registrable securities terminate on the fifth anniversary of the closing of our initial public offering and, with respect to any of our holders of registrable securities that holds less than 1% of our outstanding shares, when the shares held by such shareholder can be sold within a 90 day period under Rule 144.

Expenses. We will pay all expenses in carrying out the foregoing registrations other than selling shareholders’ underwriting discounts and transfer taxes.

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Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) outstanding shares representing at least 5% of the voting power of the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

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For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. A Special Majority approval constitutes shareholder approval by a majority vote of the shares present and voting at a meeting of shareholders called for such purpose, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allow us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

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Warrants

As of the date of this prospectus, warrants to purchase 1,281,932 ordinary shares were issued and outstanding at a weighted average exercise price of $7.31 per ordinary share. The expiration dates of these warrants range from April 1, 2021 to December 28, 2021.

Transfer Agent and Registrar

Our transfer agent in the United States is American Stock Transfer & Trust Company, LLC.

Listing

Our ordinary shares are listed on The NASDAQ Global Market under the symbol “VBLT.”

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through “general” and “special” permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new “general permit” providing that foreign currency transactions are generally permitted, although some restrictions still apply. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account.

The State of Israel generally does not restrict the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer under this prospectus up to $150,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $150,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

The debt securities will be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Vascular Biogenics Ltd.

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Compliance with Certain Israeli Laws and Regulations

Any indenture and any debt securities issued thereunder may need to contain certain provisions to assure compliance with Israeli laws or regulations. These provisions will be set forth in one or more supplemental indentures and will be incorporated by reference from a report on Form 6-K.

Additional Information

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

●	the title of the debt securities and whether they are senior or subordinated;

●	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

●	the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or other securities of ours or the method by which any such portion shall be determined;

●	if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or other securities of ours received on conversion;

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●	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

●	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

●	the date or dates, or the method for determining the date or dates, from which interest will accrue;

●	the dates on which interest will be payable;

●	the record dates for interest payment dates, or the method by which such dates will be determine;

●	the persons to whom interest will be payable;

●	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

●	any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

●	the place or places where the principal of, and any premium or make-whole amount, and interest on, the debt securities will be payable;

●	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

●	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

●	the times, prices and other terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such obligation;

●	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

●	whether the principal of, and any premium or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

●	whether the amount of payments of principal of, and any premium or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

●	whether the debt securities will be in registered form, bearer form, or both, and (i) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (ii) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

●	any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa, if permitted by applicable laws and regulations;

●	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may, or shall be required to, exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

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●	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

●	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

●	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

●	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

●	whether and under what circumstances the debt securities being offered are convertible into common stock or other securities of ours, as the case may be, including the conversion price or rate and the manner or calculation thereof;

●	the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which

●	payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

●	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

●	if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

●	the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

●	any deletions from, modifications of or additions to our events of default or covenants with regard to such debt securities and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

●	applicable CUSIP numbers; and

●	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” We will provide information on the applicable United States and Israeli income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

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Except as described under “Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (i) would limit our ability to incur indebtedness or (ii) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

●	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose;

●	and surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

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●	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

●	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

●	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (i) consolidate with, (ii) sell, lease or convey all or substantially all of our assets to, or (iii) merge with or into, any other entity provided that:

●	either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (a) to pay the principal of, and any premium or make-whole amount, and interest on, all of the debt securities and (b) to duly perform and observe all of the covenants and conditions contained in each indenture;

●	after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

●	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as described under “—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (i) all taxes, assessments and governmental charges levied or imposed on us, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information. The indentures require us to (i) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (ii) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (iii) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (i) and (ii) above, and (iv) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The applicable prospectus supplement will set forth any our additional covenants relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

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●	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

●	default in the payment of principal of, or any premium or make-whole amount on, any debt security of such series for five business days at its stated maturity;

●	default in making any sinking fund payment as required for any debt security of such series for five business days;

●	default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

●	a default under any bond, debenture, note, mortgage, indenture or instrument:

(i)	having an aggregate principal amount of at least $30,000,000; or

(ii)	under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice shall specify such default and require us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a “Notice of Default” under such indenture;

●	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us; and

●	any other event of default provided with respect to a particular series of debt securities.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

●	we have deposited with the applicable trustee all required payments of the principal, any premium or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

●	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

●	in the payment of the principal, any premium or make-whole amount, or interest;

●	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

●	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

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The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

●	is in conflict with any law or the applicable indenture;

●	may involve the trustee in personal liability; or

●	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

●	change the stated maturity of the principal of, or any premium or make-whole amount on, or any installment of principal of or interest on, any such debt security;

●	reduce the principal amount of, the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, any such debt security;

●	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

●	change the place of payment or the coin or currency for payment of principal of, or any premium or make-whole amount, or interest on, any such debt security;

●	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

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●	reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

●	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

●	to evidence the succession of another person to us as obligor under such indenture;

●	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

●	to add events of default for the benefit of the holders of all or any series of debt securities;

●	to add or change any provisions of an indenture (i) to change or eliminate restrictions on the payment of principal of, or premium or make-whole amount, or interest on, debt securities in bearer form, or (ii) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

●	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

●	to secure the debt securities;

●	to establish the form or terms of debt securities of any series;

●	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

●	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

●	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

●	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

●	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt

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●	security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

●	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

●	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

●	there shall be no minimum quorum requirement for such meeting; and

●	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated debt securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated debt securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of ours. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt securities may recover less, ratably, than our general creditors.

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The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated debt securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

●	either (i) all securities of such series have already been delivered to the applicable trustee for cancellation; or (ii) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

●	we have paid or caused to be paid all other sums payable; and

●	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

●	to defease and be discharged from any and all obligations with respect to such debt securities; or

●	to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

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The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

●	direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

●	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (ii) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

●	a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

●	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

●	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

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In the event that (i) we effect covenant defeasance with respect to any debt securities and (ii) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities of ours will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or other securities of ours, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

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Payments of principal of, and any premium or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and at our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future shareholders, employees, officers or directors.

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Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of ordinary shares, debt securities and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish. This section outlines certain provisions of the units that we may issue. If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. The information described in this section may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference as exhibits to the registration statement, which includes this prospectus.

Each unit that we may issue will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement;

●	the price or prices at which such units will be issued;

●	the applicable United States federal income tax considerations relating to the units;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Share Capital,” “Description of Debt Securities” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant and as may be updated in any prospectus supplements.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement:

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Modification without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

●	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

●	to correct or supplement any defective or inconsistent provision; or

●	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification with Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

●	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right;

●	or reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

●	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

●	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

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The unit agreements will not include any restrictions on our ability to put liens on our assets, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by New York law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

●	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

●	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

●	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants, options or rights to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

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The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies, in which the price of such warrants will be payable;

●	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Israeli and U.S. federal income tax consequences;

●	the anti-dilution provisions of the warrants; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We may sell securities under this prospectus in offerings:

●	through one or more underwriters or dealers;

●	through other agents;

●	directly to holders of our securities pursuant to subscription rights distributed to holders of our securities; or

●	directly to investors.

We may price the securities we sell under this prospectus:

●	at a fixed public offering price or prices, which we may change from time to time;

●	at market prices prevailing at the times of sale;

●	at prices calculated by a formula based on prevailing market prices;

●	at negotiated prices; or

●	in a combination of any of the above pricing methods.

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If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$18,675
Legal fees and expenses	$50,000
Accountants fees and expenses	$20,000
Miscellaneous	$10,000
TOTAL	$98,675

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LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Horn & Co. Law Offices our Israeli counsel, and by Goodwin Procter LLP, our U.S. counsel. On the date of this prospectus, the partners and associates of Horn & Co. Law Offices own beneficially, directly or indirectly, in the aggregate, less than 1% of the securities of our company. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of Kesselman & Kesselman are located at Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Horn & Co. Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment was given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

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If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

For further information regarding enforceability of civil liabilities against us and other persons, see the discussions in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2014, incorporated by reference in this prospectus, under the caption “Risk Factors — Risks Related to Our Incorporation and Operations in Israel — It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Israeli experts named in this prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.”

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

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6,349,208 Ordinary Shares

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

May 7, 2020